EXHIBIT 10.47

EIGHTH LEASE MODIFICATION AGREEMENT

Eighth Lease Modification Agreement made as of January 6, 2015, (this “Agreement”) by and between Moklam Enterprises, Inc., a New York corporation with an address at c/o Yuco Management, Inc., 200 Park Avenue, 11th Floor, New York, New York 10166 (hereinafter referred to as “Owner”), and Take-Two Interactive Software, Inc., a Delaware corporation with an address at 622 Broadway, New York, New York 10012 (hereinafter referred to as “Tenant”).

W I T N E S S E T H:

Whereas, Owner is the lessor and Tenant is the lessee under that certain lease agreement dated as of July 1, 2002, as amended by agreement dated July 1, 2002 (the “First Modification”), agreement dated as of November 15, 2002 (the “Second Modification”), agreement dated as of October 14, 2003 (the “Third Modification”), agreement dated as of May 11, 2004 (the “Fourth Modification”), agreement dated as of March 26, 2010 (the “Fifth Modification”), agreement dated as of January 18, 2012 (the “Sixth Modification”) and agreement dated as of April 8, 2014 (the “Seventh Modification”) (such lease agreement, as modified by the First Modification, the Second Modification, the Third Modification, the Fourth Modification, the Fifth Modification, the Sixth Modification and the Seventh Modification, is hereinafter referred to as the “Original Lease”) covering the entire third, fourth, fifth and sixth floors and the roof deck in the building known as 622 Broadway, New York, New York (the “Building”), having a term expiring on March 31, 2023; and

Whereas Owner and Tenant desire to further modify and supplement the Original Lease as set forth below, upon and subject to the terms and conditions hereinafter set forth.

Now, therefore, in consideration of the premises and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree to further modify and supplement the Original Lease as follows:

1.                                      Definition of Lease.  For purposes of this Agreement, the term “Lease” shall mean the Original Lease as amended by this Agreement, except as may otherwise be specifically indicated in this Agreement or as the context may otherwise require.

2.                                      Tenant’s Additional Maintenance, Repair, Restoration and other Obligations regarding Lobby and Lobby Elevator.  Effective as of the date hereof, the following provisions shall be added to and made part of the Lease as Article 104 thereof:

“104.                  Tenant’s Additional Maintenance, Repair, Restoration and other Obligations regarding Lobby and Elevator Lobby.

104.1.              Notwithstanding anything to the contrary set forth in this Lease, and in addition to and without limitation of Tenant’s obligations under the Lease to make, as and when needed, all necessary repairs and improvements to the Premises and the fixtures, appurtenances, equipment and facilities that serve the

Premises, Tenant shall also be obligated, at Tenant’s sole cost and expense, to perform the following repair, maintenance, replacement and other work in and to the Broadway side lobby and passenger elevator cabs in the Building (except to the extent that such repair, maintenance, replacement and other work is required as a result of the gross negligence or willful misconduct of Owner or Owner’s contractors) from and after the substantial completion of the Lobby and Elevator Alterations (as such term is defined in the Sixth Modification) throughout the remaining term of this Lease:

(i) the new concrete floor that shall be installed by Tenant in the Broadway side lobby of the Building (hereinafter, the “Broadway Lobby”) as part of the Lobby and Elevator Alterations shall be periodically cleaned and polished, and damaged portions of such concrete floor shall be promptly repaired or replaced by Tenant, as necessary, so as to maintain such concrete floor in a “like-new” condition at all times;

(ii) the porcelain, stone and glass wall panels that shall be installed by Tenant in the Broadway Lobby as part of the Lobby and Elevator Alterations shall be promptly repaired or replaced by Tenant, as necessary, in the event of any damage thereto, so as to maintain such panels in a “like-new” condition at all times;

(iii) the Broadway Lobby entrance doors and door frame, all staircase doors and frames, the interior and exterior passenger elevator doors and frames, and the panels and flooring in the passenger elevator cabs, shall be promptly repaired or replaced by Tenant, as necessary, in the event of any damage thereto, so as to maintain such doors, frames, panels and flooring in a “like-new” condition at all times;

(iv) Tenant shall modify the design of the security desk that shall be installed by Tenant in the Broadway Lobby as part of the Lobby and Elevator Alterations as shall be required by Owner in order to accommodate the installation and placement of such security and controlled access equipment, cameras, monitors, scanners, panels, sign-in devices and other equipment as may hereafter be specified by Owner’s security consultant and/or by Owner.  Additionally, Tenant shall incorporate such features into the design of the security desk as shall be required by Owner so as to provide adequate electric service and internet cabling to the security desk and to accommodate the possibility of future changes and upgrades in security equipment and technology, with open conduits to allow new cables and/or additional cables to be installed as may be required in connection therewith;

(v) Tenant shall comply with Owner’s requirements regarding light fixtures (including emergency lights and exit signs) and lighting controls/switches to be installed by Tenant in the Broadway Lobby and in the elevators in the Broadway Lobby as part of the Lobby and Elevator

Alterations including, without limitation, the number and type of light fixtures to be installed;

(vi) Tenant shall install new HVAC equipment in the Broadway Lobby pursuant to specifications to be approved by Owner, and Tenant shall provide adequate means of accessing and servicing the HVAC equipment as may be required by Owner and Owner’s contractors.  Tenant shall assign all manufacturers and installers warranties relating to the HVAC equipment to Owner, including an installation and service warranty acceptable to Owner; and

(vii) Tenant shall promptly replace all burned out and broken bulbs and light fixtures installed in the Broadway Lobby and the elevators in the Broadway Lobby.

All of the repair, maintenance, replacement and other work referred to in this Section 104.1 shall be performed by Tenant in a good, workmanlike manner, in accordance with all Legal Requirements and otherwise to Owner’s reasonable satisfaction.  If at any time(s) during the term of this Lease, Tenant shall fail to properly and timely perform any of the repair, maintenance, replacement or other work referred to in this Section 104.1 or elsewhere in this Lease, and such failure shall continue for a period of thirty (30) days after notice thereof shall be given by Owner to Tenant, then without limitation of Owner’s other rights and remedies, Owner shall have the right (but not the obligation) to perform such repair, maintenance, replacement or other work for and on behalf of Tenant, and in such event, Tenant shall be obligated to pay to Owner, within thirty (30) days after demand, as Additional Rent, an amount equal to the actual, out-of-pocket costs and expenses incurred by Owner in connection with Owner’s performance of such repair, maintenance, replacement or other work.  Any such repair, maintenance, replacement or other work performed by Owner shall be deemed to constitute Owner’s Renovation Work, as such term is defined in Article 75 above.

104.2.              If upon the expiration or earlier termination of the term of this Lease, Tenant shall have failed to perform any repair, maintenance, replacement or other work required to be performed by Tenant pursuant to the provisions of this Article 104, then without limitation of Owner’s other rights and remedies with respect to such default, Tenant shall be liable to Owner for the actual, out-of-pocket costs and expenses incurred by Owner in connection with Owner’s performance of such repair, maintenance, replacement or other work which shall not have been so performed by Tenant.  Tenant shall be obligated to pay such cost to Owner on demand, as Additional Rent, and without limitation of Owner’s other rights and remedies, such cost may be deducted by Owner from the security deposit.  However, if the unapplied amount of the security deposit is insufficient to pay the full amount of such cost to Owner, then Tenant shall be liable to Owner for the shortfall.

104.3.              The provisions of this Article 104 shall survive the expiration or earlier termination of the term of this Lease.”

3.                                      Tenant Improvement Allowance.  The provisions of paragraph 5 of the Sixth Modification, which were amended and restated in their entirety in paragraph 3 of the Seventh Modification, are hereby further amended as follows:

(i) the Alterations Outside Completion Date is hereby extended from September 30, 2014 to the date which shall be five (5) months after the date an original of this Agreement countersigned by Owner, and the Department of Buildings permit application forms previously delivered by Tenant to Owner signed by Owner, shall be delivered by Owner to Tenant;

(ii) the date of “October 10, 2014” appearing in Section 5.3 of the Sixth Modification is hereby changed to the date which shall be the tenth (10th) day of the first (1st) calendar month immediately following the Alterations Outside Completion Date; and

(iii) the date of “April 10, 2015” appearing in Section 5.8 of the Sixth Modification is hereby changed to the date which shall be the tenth (10th) day of the tenth (10th) calendar month immediately following the Alterations Outside Completion Date.

4.                                      Owner’s Building Improvement Work.  Owner and Tenant hereby acknowledge and confirm that, notwithstanding that Owner has performed some preliminary demolition and other work relating to Owner’s Building Improvement Work (as such term is defined in the Seventh Modification), Owner’s Improvement Commencement Date (as such term is defined in the Seventh Modification) has not yet occurred.  Owner shall give notice to Tenant of Owner’s Improvement Commencement Date, as shall be determined by Owner after all of the Municipal Approvals (as such term is defined in the Seventh Modification) have been received by Owner pursuant to the provisions of Section 5.1 of the Seventh Modification.

5.                                      Brokers.  Owner and Tenant each warrant and represents that there was no broker, finder or like agent instrumental in consummating this Agreement and that such party had no dealings, communications, conversations or prior negotiations with any brokers, finders or like agents concerning the modification of the Lease pursuant to this Agreement.  Each representing party covenants and agrees to pay, indemnify and hold the other party harmless from and against any and all claims for all brokerage commissions, fees or other compensation by any brokers claiming to have dealt with such representing party in connection with this Agreement or arising out of any conversations or negotiations had by such representing party with any brokers concerning the modification of the Lease pursuant to this Agreement, and for any and all costs, expenses (including, without limitation, reasonable attorneys’ fees, disbursements and court costs), liabilities and penalties incurred by the indemnified party in connection with or arising out of any such claims. The provisions of this section shall survive the expiration or earlier termination of the Lease.

6.                                      Negotiation and Execution.  It is specifically acknowledged by the parties that this Agreement is the result of substantive negotiations between the parties and that this Agreement has been executed and delivered by each of the parties upon the advice of independent legal counsel.  It is understood and agreed that all parties shall be deemed to have prepared this Agreement in order to avoid any negative inference that might be drawn against the preparer thereof.

7.                                      Certain Definitions.   Each of the capitalized terms in this Agreement which are not otherwise defined herein shall have the meaning ascribed to such term in the Original Lease.

8.                                      Inducement to Owner and Tenant.    As a material inducement to each of Owner and Tenant to execute this Agreement, each party hereby acknowledges and represents to the other party that, to the best of the representing party’s actual knowledge, the other party is not in default of any of the terms, covenants, provisions, warranties, representations and conditions of the Original Lease through the date hereof and that there are no offsets or defenses thereto.

9.                                      Ratification.    Except as may be otherwise set forth in this Agreement, all of the terms and provisions of the Lease are hereby ratified and confirmed and shall remain unmodified and in full force and effect.  Additionally, the parties confirm and agree that the revocable license agreement between the parties dated September 11, 2006, as amended December 31, 2012, covering additional space in the Building, is unaffected by this Agreement and hereby is ratified and confirmed and shall remain unmodified and in full force and effect.

10.                               Successors and Assigns.    The covenants, agreements, terms, provisions and conditions contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns, if any.

11.                               Waiver.    The failure of a party at any time to enforce any provision hereunder shall in no way affect the right of that party thereafter to enforce the same or any other provision of this Agreement; nor shall the waiver by a party of the breach of any provision hereof be taken or held to be a waiver of any subsequent breach of any such provision or as a waiver of any other provision hereof.

12.                               Modification.    This Agreement may not be modified orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

13.                               Void or Unenforceable Provisions.    If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same force and effect as though the void or unenforceable part had been severed and deleted.

14.                               Inconsistent Provisions.   It is in the intent of the parties that this Agreement and the Original Lease are to be read and construed together, to the extent reasonably possible.  However, in the event of any conflict or inconsistency between the terms and provisions of this

Agreement and the terms and provisions of the Original Lease, then the terms and provisions of this Agreement shall govern and be binding.

15.                               Captions.    The captions for each of the sections of this Agreement are inserted for convenience only and shall have no meaning or relevance to the construction or interpretation of this Agreement.

16.                               Conditions to Binding Agreement.   This Agreement shall not be binding upon Owner unless and until at least two originals hereof have been executed by Tenant and counter-executed on behalf of Owner and at least one of such originals shall have been returned to Tenant or Tenant’s attorneys.

In witness whereof, the parties hereto have executed this Agreement as of the day and year first above written.

Witness:	Moklam Enterprises, Inc.

	By:	/s/ Raymond H. Yu
		Name:	Raymond H. Yu
		Title:	President

Take-Two Interactive Software, Inc.

	By:	/s/ Christopher Casazza
		Name:	Christopher Casazza
		Title:	SVP, Head of Global HR

State of New York )
: ss.
County of New York)

On the 19th day of January in the year 2015, before me, the undersigned, a Notary Public in and for said State, personally appeared Raymond H. Yu,  personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Navina Sabnani
Signature and Office of individual
taking acknowledgment

State of New York )
: ss.
County of New York)

On the 12th day of January in the year 2015, before me, the undersigned, a Notary Public in and for said State, personally appeared Christopher Casazza, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity(ies), and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

/s/ Linda Zabriskie
Signature and Office of individual
taking acknowledgment